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                                                                   EXHIBIT 10.16

                             FIRST AMENDMENT TO THE

               ST. JOE COMPANY DEFERRED CAPITAL ACCUMULATION PLAN
               (AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2002)

Pursuant to Section 9.1 of The St. Joe Company Deferred Capital Accumulation Plan (as amended and restated effective January 1, 2002) (hereinafter called the "Plan"), said Plan is hereby amended effective June 1, 2003, as follows:

1.    Section 2.9 is amended and restated in its entirety to read as follows:

      "2.9 "COMPENSATION"

      Means the gross base salary, commissions, and bonuses which are reported on IRS Form W-2; provided, however, regardless of when such remuneration was earned, "Compensation" does not include:

      (a) any amounts processed within pay periods which end 31 days or more after termination of employment,

      (b) sign-on and new hire referral bonuses,

      (c) commissions on sale of own residence,

      (d) severance pay,

      (e) payments made after the death of the Employee,

      (f) recoverable draws,

      (g) distributions from any qualified or nonqualified retirement plan, and

      (h) gratuities and tips.

      The Employer's classification of income and its determination as to the date paid for purposes of this paragraph shall be conclusive and binding on Participants. As used herein, the term "gross base salary" includes overtime and certain wage replacement payments such as PTO, holiday, bereavement, jury duty, disaster pay, volunteer pay, and military duty (in no event less than the amount required by Code Section 414(u)); elective deferrals under Code Section 402(g)(3); amounts contributed or deferred under Code Section 125; and effective January 1, 2001, elective amounts that are not includible in the gross income of the Participant by reason of Code Section 132(f)(4)."
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2.    Section 6.1(a) is amended and restated in its entirety to read as follows:
      "TERMINATION OF SERVICE

      If the service of a Participant with the Employer shall be terminated for any reason other than death, such Participant's Account shall be paid to him by the Employer in a single lump sum or three (3) annual installments. Payment of such benefits shall be made beginning on or before the later of December 31 or six (6) months following termination of service. The amount of any lump sum distribution shall be based on the value of the Participant's Vested Account as of the immediately preceding Valuation Date. If the Participant has elected three (3) annual installments, payments shall be made on a date designated by the Plan Administrator. Each installment payment shall be equal to the amount of the Participant's undistributed Account as of the immediately preceding Valuation Date (following adjustment as of such date in accordance with Section 5.3) divided by the number of installments remaining to be paid hereunder. The Participant may elect his distribution method on a form provided by the Plan Administrator for such purpose, provided, however, any such election for purposes of this Section shall be null and void if made less than twelve (12) months prior to the Participant's termination of service, in which case the form of distribution shall be determined by the terms of the last election validly in effect. Notwithstanding the foregoing, if the Participant's Account value is $100,000 or less, it shall be paid in a lump sum irrespective of the Participant's election hereunder."

3.    Section 6.2 is amended and restated in its entirety to read as follows:

      "IN SERVICE WITHDRAWAL

      A Participant may elect to make a withdrawal of all or a portion of his Account, less early withdrawal penalties, at any time by making written application to the Plan Administrator. The minimum amount which may be withdrawn under this Section is $2,500 or the total balance of the Participant's Account, if less. Withdrawals under this Section are limited to one withdrawal per calendar year. The early withdrawal penalty shall be equal to 8.6% of the gross amount withdrawn. A Participant may not make Employee Deferrals to the Plan or receive Employer Matches on Compensation earned or deferred during such period of suspension until the first payroll period beginning at least three (3) months after the withdrawal is received. Withdrawals shall be paid by the Employer as soon as administratively feasible after receipt of the Participant's election form."

4. With respect to those Participants who have already begun taking distributions as of June 1, 2003, or have distributions pending, Section
      6.3 is hereby amended to provide that the Compensation Committee may authorize the Participant to receive his undistributed Account balance in the form of a lump sum amount or three (3) annual installments.
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5.    All of the provisions of the Plan not specifically mentioned in this
      Amendment shall be considered modified to the extent necessary to be consistent with the changes made in this Amendment.

IN WITNESS WHEREOF, The St. Joe Company has caused this Amendment to be executed, effective as of the date first set forth above, by its duly authorized officer.

                                        The St. Joe Company

Dated:     May 22, 2003                 By:     /s/ Rachelle Gottlieb
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                                                Rachelle Gottlieb
                                                Vice President, Human Resources